FIRST NATIONAL BANKSHARES OF FLORIDA
                             July 15, 2004 @ 11 a.m.
                             Moderator: Gary L. Tice

Operator: (Conference call title and forward-looking statements to be given by operator before introductions.)

Tice: Good morning. I would like to extend a warm welcome to everyone and thank you for participating in our Second Quarter Earnings
Conference Call.

During this call, we will provide details regarding our quarterly earnings and our growth accomplishments over the past three months. We also will provide further earnings guidance for the remainder of the year.

Please note that all of the financials we will be presenting have been adjusted for the 3% stock dividend, which is payable today to shareholders of record as of June 30th.

Having completed our second quarter as a stand-alone company, I am pleased to report that First National Bankshares of Florida is on track toward meeting or exceeding its financial and strategic goals for 2004.

Before we go any further, I'd like to introduce the other members of our Corporate Council who are with us today and who will be making comments during this call:

o        Kevin Hale, President and Chief Operating Officer;

o Garrett Richter, President and Chief Executive Officer of First National Bank of Florida; and

         Bob Reichert, Senior Vice President and Chief Financial
         Officer.

We are all proud that our efforts during the second quarter have been successful, demonstrated by solid growth trends and strong financial performance.

For the quarter, net income totaled $11.3 million, up 6.7% over the same period a year ago and 9% higher than the first quarter. On a per share basis, net income was 23 cents, up four and a half percent over the second quarter of 2003, exceeding the analysts' consensus estimate of 22 cents per share. This marks the second consecutive quarter in which our results have been better than the streets' expectations.

Bob will provide further detail about these results in just a few minutes. But first I would like to talk about growth.

We are very fortunate to be located in some of the fastest growing markets in the country. But just being there doesn't make growth occur automatically. It takes planning, intuition, leadership and an excellent team dedicated to making First National Bankshares the best and fastest growing financial services company in the state.

In an economic period where in some areas of the country companies are struggling to achieve growth, we at First National Bankshares have realized a 16.6% increase in total loans during the second quarter of 2004 compared to the same period last year. Even more impressive is that on a sequential quarter basis loans were up 20% annualized. This clearly illustrates the successful execution of the organic piece of our growth strategy.

Growth through acquisitions also continued with the signing of a definitive agreement to acquire the $60 million First Bradenton Bank in Bradenton, Florida. This acquisition comes on the heels of our merger announcement with Southern Community Bancorp, which has more than $1 billion in assets. We expect to close the Southern Community transaction on September 3rd - a little more than a month from now. Garrett will provide more information on the First Bradenton transaction later on. I will point out that both these acquisitions are expected to be accretive to earnings in the year 2005.

Revenues from insurance and wealth management continued to exhibit strong growth trends - up 36% and 16%, respectively. Kevin will address these two segments of our business in greater detail later in the call.

In other news during the quarter, First National Bankshares was added to the Russell 3000 and 2000 indices, which are widely used by investment managers, institutional investors and index funds. Our inclusion in these well-recognized investment indices represents another milestone for our company and will further boost our visibility in the investment community.

Let me now turn the presentation over to Bob so that he may discuss our financial performance during the quarter.

Reichert: Thank you Gary. As previously mentioned, net income was $11.3 million, or $0.23 per diluted share, for the three months ended June 30, 2004. This compares with $10.6 million, or $0.22 per diluted share, a year ago.
Please note that the historical earnings per diluted share were based on the number of diluted shares prior to the spin-off. For the quarter, diluted shares totaled 49.0 million, compared last year's
48.3 million.

The return on assets for the quarter was 1.1% and the return on equity was 12.3%. The return on equity is significantly impacted by the level of goodwill assigned to capital for regulatory purposes. For the quarter, the cash basis return on equity was 24.9% and the cash basis return on assets was 1.2%.

Operating revenue for the quarter totaled $51.7 million, which is a 4% improvement on a linked quarter basis.

on a tax equivalent basis grew $1.0 million, or 3% greater than the first quarter of this year.

Average earning assets grew 6%, contributing to the increase in net interest income which was partially offset by a higher cost of funds. Our cost of funds rose from 150 basis points in the first quarter to 154 basis points in the second quarter.

The net interest margin was 3.88% for the quarter, which is down 12 basis points from the previous quarter. The decline in the net interest margin was attributable to additional borrowings and extending deposit maturities at a higher cost of funds. We also saw lower earning asset yields as the majority of our loan growth came from variable and adjustable rate commercial and consumer loans, which were priced lower than existing portfolio average yields. In fact, of the $401 million in gross loans originated, 76% or $304 million had either variable or adjustable rates.

Non-interest income totaled $17.8 million for the quarter, up 1.3% over the same period a year ago. This level of non-interest income represents 34% of total revenues, which continues to outperform our peer groups. Gains on the sale of mortgage loans declined by $2.0 million compared with the second quarter of 2003. This reduction in gains was replaced by $2.3 million of additional income from insurance and $284,000 of revenue from wealth management. Approximately $1.7 million of the insurance revenues came as a result of our acquisition of the Lupfer-Frakes agency, which closed on July 1, 2003.

Non-interest expense totaled $33.3 million for the quarter, compared to $31.5 million a year ago, an increase of $1.8 million.
Approximately $1.4 million of this increase in operating expenses is due to the acquisition of Lupfer-Frakes.

Excluding Lupfer-Frakes, expenses increased only 1% over the same period last year, supporting the realization of cost savings from the 2003 acquisition of Southern Exchange Bank in Tampa.

Our efficiency ratio for the quarter was 64.5%, which reflects an improvement over the first quarter of 65.5%. We expect this trend to continue.

Asset quality remained excellent for the period. Non-performing assets were 12 basis points of total assets consistent with last quarter and better than the 17 basis points a year ago. Net charge-offs totaled $312,000 during the quarter, compared to $655,000 during the second quarter of 2003. Annualized net charge-offs were just 5 basis points of average loans, versus 6 basis points last quarter and 12 basis points a year ago.

The allowance for loan losses was $30 million at June 30th, 2004. The quarter-to-date provision for loan losses totaled $875,000, exceeding net charge-offs by $560,000 and adding to the allowance that currently stands at 1.1% of total loans and almost seven times non-performing loans.

We are extremely proud of our strong credit quality and expect to continue this favorable trend.

Now let me share some interest rate risk information with you.

Our one-year ratio of rate sensitive assets to rate sensitive liabilities is currently 1.2 times. This measure indicates that we are asset sensitive and a rise in market rates of interest will increase our net interest income. Our internal modeling indicates that a 100 basis point shock in rates would increase our net interest income by $1.4 million over the next 12 months. As a result of the Fed's most recent interest rate increase, we expect our net interest income to increase approximately $250,000 per quarter.

Of the total loan portfolio, 61% of outstandings have variable rate characteristics ranging from an immediate increase for prime-based loans to one-year adjustable mortgages.

With the interest rate increases across the yield curve, Financial Accounting Standard 115 required a reduction in the fair market value of our investment securities. The fair market value of our investment portfolio declined by $28.5 million. This equates to 3.2% of the March 31st, 2004 investment securities balance. In addition, modeling a 100 basis point immediate increase to interest rates would reduce the value of our investment portfolio by an additional 4%, compared to 4.4% at March 31, 2004.

As you are aware, this unrealized depreciation does not affect net income unless the security is actually sold.

However, it does impact shareholders' equity negatively. In fact, the unrealized depreciation reduced capital by $18.5 million on an after-tax basis. Let me be quick to add that all capital measures remain above the regulatory well-capitalized levels.

Tangible capital was 4.5%, compared to 5.1% last quarter. The decline in tangible capital can be attributed to the previously explained decline in the value of our investment portfolio. It also can be attributed to the repurchase of approximately 590,000 shares of common stock in connection with our acquisition of Southern Community and reissuances under various benefit plans.

We realize that this is low. Our long-term plan is to be above 6%. With continued loan demand, we will reevaluate our plans to continue to repurchase shares. We anticipate with earnings retention through the end of the year and no change in the value of the securities portfolio, our tangible capital should increase to 4.8%. I would like to note that as of yesterday, the value of our securities portfolio rose by $7.2 million, increasing tangible capital by $4.7 million.

We are continually evaluating our plans to increase tangible capital. Shortly, we will be filing a $200 million shelf registration to be prepared to raise capital should the opportunity present itself.

I will now turn the presentation over to Kevin, who will expand on our non-banking sources of revenue.

Hale: Thanks Bob and good morning everyone. As Gary noted, our affiliates Bouchard Insurance and First National Wealth Management Company provided superior contributions to the Corporation's bottom line.

Revenues from insurance commissions totaled $8.9 million in the second quarter, which is up 36%, or $2.3 million from the same period a year ago. It also exceeded last quarter's revenues by $1.2 million, or 16%.

During the second quarter, contingency fee income totaled $560,000, which will not be repeated for the remainder of the year.

About $1.7 million of the year over year commission growth was influenced by the addition of the Orlando insurance agency we purchased in July 2003. Organic growth, or the equivalent of same store sales, in commission and fee income is up 4.8% year to date. This does not include contingent fee revenue. Net profit after-tax, however, is up 22.7% as we continue to realize the operating efficiencies associated with agency consolidation. The growth in the book of business, excluding the Orlando acquisition, annualized for the first six months of this year was 7.3%.

In the Wealth Management line of business, fees from trust, annuities and mutual fund sales totaled $2.1 million in the quarter, up 16% from $1.8 million a year ago and up 7% on a sequential quarter basis. The components of this increase are very encouraging. Trust fees are up 28% over the first six months of last year and the book value of assets under management has grown 27%. Commissions on the sale of retail investment products are up 24%. And our average managed account size is now greater than $1.5 million.

Our expectation is that this trend will continue throughout the remainder of the year as the economy continues to improve.

That concludes my remarks and now Garrett will address our expanding Florida banking operations.

Richter: Thank you Kevin. As Gary highlighted, our loan growth during the quarter surpassed our expectations and reflected a compound annual growth rate of 20% on a sequential quarter basis.

This expansion was principally driven by commercial real estate loans, which were up $55 million, or 5%, and home equity loans, which grew by $18 million, or 11.1%.

During the quarter, we also originated $164 million in residential mortgages, the majority of which are saleable in the secondary market. These sales resulted in gains that contributed to our fee income. This quarter, $766,000 in gains were recognized on the sale of mortgage loans. This is down from the $1.0 million generated last quarter.

We expect a continued decline in residential mortgage originations to approximating $120 million per quarter. Along with this reduction, gains on sales should settle in at a quarterly level approximating $500,000.

On a linked quarter basis average deposits are up 5%.

During the second quarter, the majority of increase in time deposits had maturities of 20 months or greater and only increased the cost of funds by 2 basis points.

You may recall that last quarter I discussed the acquisition of Southern Community Bancorp, noting their $1 billion asset level; 18 branches strategically located in high-growth markets; and their remarkable compound annual growth rate in excess of 40%. Needless to say, we continue to be very excited about this merger, which is scheduled for completion and integration over the Labor Day weekend.

As part of this transaction, we forecast a reduction of $2.7 million in non-interest expense. I am pleased to report that the bulk of the targeted improvement has been specifically identified and results should be visible at the end of 2004.

This quarter, I am enthusiastic about our strategic plans because I have the opportunity to share with you another acquisition that promises to contribute to the bank's growth.

First Bradenton Bank, located in Bradenton - between Sarasota and Tampa - has agreed to join First National Bank. This $60 million, one branch bank is located in a market that boasts some of the highest growth prospects in the State of Florida. In fact, the metropolitan area led the state in job growth between 2000 and 2004 at 15%. Per capita income for the area is nearly $36,000, which exceeds the state average of approximately $31,000.

We have had a void in our West Coast footprint relative to this market and First Bradenton will help to fill that gap. Additionally, this location will serve as a great platform to expand our presence in the rapidly growing Manatee County market.

We are projecting expense reductions totaling $350,000, or 24% of their annualized non-interest expense. These cost savings will be in the areas of data processing, back office staff and professional fees.

The terms of this transaction are 100% stock with an approximate value of $8.3 million. This price represents a multiple of 20 times their 2004 forward earnings per share and 13 times 2005 projected earnings per share.

This transaction is expected to be neutral to GAAP and cash earnings per share in 2004 and slightly accretive in 2005 and 2006.

The transaction is scheduled to close in the fourth quarter following normal regulatory approvals. We are looking forward to completing this transaction and welcome Tom Hodgson and his First Bradenton team into our family.

Gary, I believe you have some closing remarks?

Tice: I do Garrett, thanks. We are very pleased with our accomplishments during the second quarter and continue to be confident about meeting our goals for the second half of the year.

In fact, for the third quarter of 2004, we project diluted earnings per share to be in the range of 22 to 24 cents.

For the year 2004, earnings per share should remain in the range of 88 to 92 cents as we highlighted in last quarter's conference call. This range includes the 2 cents dilution that is expected from the Southern Community acquisition.

Other assumptions include the effect of the rise in market rates of interest prompted by the Federal Reserve's 25 basis point move last month and their continued bias for a gradual increase in rates. In Bob's discussion today, he noted that this increase could result in additional pretax net interest income of $250,000 per quarter.

Somewhat offsetting this favorable effect is lower gains on the sale of mortgages. Garrett mentioned earlier that the normalized run rate going forward for this category of non-interest income is likely to be $500,000 per quarter, pretax. This represents a reduction of $200,000 from the recently finished second quarter of 2004.

Taking all these factors into consideration, the guidance for the full year 2004 remains at 88 to 92 cents per share.

At this time, I will ask the operator if he/she would poll the listeners for any questions.

   (Questions From the Participants)

Tice: Once again, I would like to thank everyone for participating in today's conference call, and remind you that this call will be available for replay through July 25th. For those who are interested, a transcript of the presentation will also be available on our web site.

Thank you all for listening in and have a great day.

7/15/2004 12:36 PM.